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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FirstCity Financial Corporation:

        We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 33-09485) on Forms S-3 and S-8 of FirstCity Financial Corporation, of our reports dated March 16, 2006, with respect to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of FirstCity Financial Corporation. Our report with respect to the consolidated balance sheets and the related statements of operations, stockholders' equity and comprehensive income, and cash flows refers to a change in the presentation of preferred stock in 2003.

                      KPMG LLP

Dallas, Texas
March 16, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm